March 14, 2005

Mr. James Lonergan
c/o TheStreet.com, Inc.
14 Wall Street
15th Floor
New York, NY 10005

Re:	Employment Agreement, dated as of March 1, 2003 (the “Employment Agreement”), between you and TheStreet.com, Inc., (the “Company”), as renewed and amended April 29, 2005.

Dear Jim:

                    Reference is made to your renewed and amended Employment Agreement, which expired on February 28, 2006. We wish to renew the Term of the Employment Agreement for one (1) year at your current Annual Salary. Capitalized terms used and not defined herein have the same meanings ascribed to them in the Employment Agreement.

                    In consideration of the foregoing and of the mutual agreements of the parties herein contained, the parties hereby agree as follows:

1.	The Term of the Employment Agreement is hereby renewed, and shall expire on February 28, 2007.

2.

The Annual Salary payable to you under the Employment Agreement shall be $275,000, which is equal to your current salary for 2006 as set by the CEO and the Compensation Committee of the Board of Directors of the Company, subject to review and increase during the Term in accordance with the provisions of Section 2(a) of the Employment Agreement.

3.	By deleting the current sub-section 2(b) and replacing it with the following:

          (b) Bonus. Except as set forth in Section 4 hereof, in addition to the Annual Salary, Lonergan shall be entitled to receive additional cash bonus compensation for his employment during calendar year 2006 (the “Annual

Bonus”) in accordance with the bonus plan for senior management of the Company (the “Bonus Plan”) with a target bonus of 65% of his Annual Salary. Sixty percent (60%) of the Annual Bonus shall be based upon achievement of the Company’s pre-established financial and operational goals and forty percent (40%) shall be based upon pre-established individual performance goals, as approved by the Committee with meaningful input on all goals from the Chief Executive Officer.

4.

In addition to your Annual Salary, you shall receive, on the date hereof, a grant of 15,000 Restricted Stock Units (“RSUs”)pursuant to the terms of the Company’s Amended and Restated 1998 Stock Incentive Plan and an Agreement for Grant of Restricted Stock Units. The RSUs shall vest on February 28, 2007.

5.

Except as expressly modified, amended or supplemented by this letter agreement, all other terms and provisions of the Employment Agreement shall remain and continue unmodified in full force and effect.

                    If the foregoing accurately reflects your understanding, kindly sign this letter in the space provided below.

Best regards,
THESTREET.COM, INC.

By:	/s/ Thomas J. Clarke, Jr.

Thomas J. Clarke, Jr.
Chief Executive Officer

AGREED & ACCEPTED:

/s/ James K. Lonergan

James K. Lonergan